            Imagination in Education

PCS EDVENTURES ANNOUNCES BRETT NEWBOLD NEW COO

BOISE, Idaho – April 12, 2012 - PCS Edventures!.com, Inc., (OTCBB: PCSV-News) a leading provider of K-12 programs that focus on Science, Technology, Engineering and Mathematics (STEM), today announced the hiring of Brett Newbold as the new Chief Operating Officer.

Mr. Newbold, who joined PCS as an operations consultant in January of 2012, has extensive executive management experience having served the role of CEO, COO, and CTO for a variety of companies both domestic and international over many years. Mr. Newbold served as a direct report to Larry Ellison (Oracle) for eight years as a Vice President of R&D managing market and technology initiatives.  "I am very pleased to join PCS. It has amazing potential. A company with its products installed in almost 7,000 educational sites can wield remarkable power. As we refocus our efforts on making those sites happier with our partnership, and looking forward to expanding, increased revenue and a heightened profile will be the natural consequence."

“Mr. Newbold is a wonderful addition to our executive management team and complements Ms. Gilberg, our CFO, and myself very well,” said Robert Grover, PCS CEO.   “Since his arrival in January, we have restructured our operations and sales processes to increase efficiency, productivity, quality, and revenues.  Our intent is to maximize profits and shareholder value as quickly as possible this fiscal year.”

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-16 market that develop 21st century skills, including critical thinking, problem solving, creativity, and communications. PCS programs emphasize hands-on experiences in Science, Technology, Engineering and Math (STEM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information is available on the Internet at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and its common stock is listed on the OTC Bulletin Board under the symbol "PCSV."

_ _

This press release contains forward-looking statements within the meaning of

Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act

of 1934, actual results could differ materially from such statements.”

Contact Information:

Financial Contact:  Leann Gilberg 1.800.429.3110 X 136, lgilberg@pcsedu.com

Investor Contact:  Robert Grover 1.800.429.3110 X 114, rgrover@pcsedu.com

Web Site:

              www.edventures.com